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                                  EXHIBIT 99.1

                                  PRESS RELEASE


                ROCK-TENN ANNOUNCES AGREEMENT TO PURCHASE WALDORF

      Atlanta, GA (December 20, 1996) - Rock-Tenn Company (Nasdaq: RKTN) announced today that it has reached an agreement in principle to acquire all of the outstanding capital stock of the parent of Waldorf Corporation for approximately $410 million (which includes cash to be paid at closing as well as net long-term debt of Waldorf to be outstanding at closing).

      Waldorf is a St. Paul, Minnesota, based manufacturer of folding cartons, 100% recycled paperboard and recycled corrugating medium. Waldorf had net sales and net income of $377 million and $17.4 million, respectively, in its fiscal year ended June 30, 1996. Rock-Tenn had net sales and net income of $876 million and $51.1 million, respectively, in its fiscal year ended September 30, 1996.

      The acquisition is expected to close in January 1997. This represents the largest step to date in Rock-Tenn's plan to grow by making strategic acquisitions in the consolidating packaging and paperboard industry. Consummation of the acquisition is subject to negotiation and execution of a definitive purchase agreement, the satisfactory completion of due diligence, certain customary closing conditions and certain regulatory approvals.

      Rock-Tenn believes this acquisition will make the Company the second largest producer of folding cartons in North America. The Company also believes the acquisition will position Rock-Tenn as the largest producer of 100% recycled paperboard, excluding container board and gypsum board, with capacity to produce almost one million tons per year. Waldorf's customer base includes some of North America's largest and most important users of packaging.

      Rock-Tenn intends initially to finance the acquisition, including any refinancing of Waldorf's long term debt, with cash and borrowings under a new $400 million credit facility. The Company currently plans to repay a portion of such borrowings with the net proceeds of a public offering of equity securities early in 1997. Consummation of any such public offering will be dependent upon the market conditions prevailing at the time.

      Eugene U. Frey, chairman and chief executive officer of Waldorf, noted "We believe these are the two finest companies in our industry. Together we will be in the position to invest aggressively in new technology to provide the high level of quality and customer service that our customers demand."

      Bradley Currey, Jr., chairman and chief executive officer of Rock-Tenn, commented "Together we will cover North America with a broad network of folding carton and recycled paperboard manufacturing operations, one splendid sales force and the widest variety of production capability in the industry today. We look forward to our new association with Gene Frey, who expects to join our board of directors following the closing."

      With 63 manufacturing and distribution operations in the United States and Canada, Atlanta-based Rock-Tenn Company is one of North America's leading manufacturers of packaging and recycled paperboard products.

      St. Paul-based Waldorf Corporation is an established manufacturer of folding cartons, 100% recycled paperboard and recycled corrugated medium, with over 2,000 employees at ten facilities in the Midwest, Northeast and Southern U.S.

                                      * * *

For additional information contact:
Investor Relations: David Nicholson
                    Sr. VP & CFO
                    Rock-Tenn Company
                    770-448-2193

Media:              Stan Froelich
                    Morgan-Walke & Associates

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